Exhibit 99.1

JAKKS Pacific® Reports Fourth Quarter and Year-End Results for 2008

MALIBU, Calif.--(BUSINESS WIRE)--February 18, 2009--JAKKS Pacific, Inc. (NASDAQ:JAKK), announces results for the Company’s fourth quarter and year ended December 31, 2008.

Fourth quarter 2008 net sales were $269.3 million, compared to $285.1 million recorded in the comparable period last year. Net income for the fourth quarter was $16.9 million, or $0.55 per diluted share, compared to $33.4 million, or $1.03 per diluted share reported in the fourth quarter of 2007.

Net sales for the year ended December 31, 2008 increased to $903.4 million, compared to $857.1 million during the same period in 2007. Net income for 2008 was $76.1 million, or $2.42 per diluted share, compared to earnings of $89.0 million, or $2.77 per diluted share for the year ended December 31, 2007.

“In 2008, we continued to have top selling items in our portfolio that performed well for our retail partners, including our award-winning EyeClops Night Vision Goggles, Girl Gourmet product line, Disney pretend play products and others. However, sales in the fourth quarter were impacted by a challenging economy, particularly in the retail sectors in which we experienced declines in some lines, including Hannah Montana and Care Bears," said Jack Friedman, Chairman and Chief Executive Officer. “Earnings in the year were also adversely impacted by rising costs of labor, raw materials and testing that affected margins across the board.

“For 2009 we will continue to focus on providing value to our customers, with the majority of our product lines retailing for under $20. In addition, we are continuing to implement our plan of cost savings company-wide and create improvements to our margins across every JAKKS division.”

President and Chief Operating Officer, Stephen Berman added, “Since closing on three recent acquisitions in late 2008, Tollytots, Kids Only and Disguise, we have been working on integrating these businesses into our existing infrastructure and evaluating strategic cost savings in this area as well, as we seek to maximize profitability.”

“Our long-standing relationships with key licensors and retailers, coupled with our commitment to product innovation, cautious planning to reduce working capital needs and capital expenditures, and margin improvements, should position us well for 2009 and beyond,” continued Berman. “From a product standpoint, we have a robust portfolio this year comprised of brand new initiatives and innovative and value-driven line extensions. These are based on many of our popular internally developed brands, such as TV Games, EyeClops and Girl Gourmet, and products based on popular licensed properties from Disney, Nickelodeon, Cabbage Patch Kids, UFC and more.”

Mr. Friedman added, “Cash flow from operations in 2008 was $58.7 million, and our financial position remains very strong. As of December 31, 2008, our working capital was $329.6 million, including cash and equivalents of $169.7 million. While we do expect to take time to fully digest and integrate our recently acquired divisions, we will continue to evaluate potential acquisition opportunities, while concurrently executing on internal growth and cost-saving initiatives. In order to meet the needs of the Company’s growth and acquisition strategy, Stephen Berman has been named to serve with me as Co-Chief Executive Officer, with me continuing as Chairman and Mr. Berman continuing as President of the Company.”

“As for our 2009 guidance,” Berman continued, “given the state of the economy and the retail environment, we are anticipating growth in revenue above 2008 levels to $920 million with earnings of $2.25 per diluted share, which results anticipate lower gross margins and increased acquisition amortization attributable to our recently acquired businesses and higher product testing charges. Because our newly acquired businesses, particularly the Disguise Halloween business, will not significantly contribute to revenues and profitability until later in the year, our forecast anticipates first quarter net sales in the range of $105 million to $115 million and an overall loss per share in the range of $0.29 to $0.36, approximately $0.27 per share of which is attributable to the cumulative net loss after increased amortization charges and overhead costs related to the new acquisitions.”

Conference Call

JAKKS Pacific will host a conference call on Wednesday, February 18, 2008 at 9am eastern when the Company will discuss the 2008 earnings in more detail. Anyone interested can listen to the teleconference via the Internet at www.jakks.com. The call will also be archived on jakks.com for 30 days. A telephonic playback will be available one hour following the call on February 18, 2009 through 9:00 a.m. ET on March 20, 2009. The playback can be accessed by calling (888) 843-8996, or (630) 652-3044 for international callers, pass code #23896457.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ:JAKK) is a leading designer and marketer of toys and consumer products, with a wide range of products that feature some of the most popular children's toy licenses in the world. JAKKS’ diverse portfolio includes Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls, Dress-Up, Role Play, and Pet Toys and Accessories, sold under various proprietary brands including JAKKS Pacific®, Play Along®, Flying Colors®, Creative Designs International™, Road Champs®, Child Guidance®, Pentech®, Funnoodle®, Go Fly a Kite®, Color Workshop®, JAKKS Pets™, EyeClops®, Plug It In & Play TV Games™, Girl Gourmet™, Kids Only®, Tollytots® and Disguise. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Disney, Nickelodeon, Warner Bros., World Wrestling Entertainment, Ultimate Fighting Championship, Graco and Cabbage Patch Kids. JAKKS and THQ Inc. participate in a joint venture that has worldwide rights to publish and market World Wrestling Entertainment video games. For further information, visit www.jakks.com.

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2008	2007
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$169,520	$241,250
Marketable securities	195	218
Accounts receivable, net	147,587	174,451
Inventory, net	87,944	75,486
Income taxes receivable	14,501	-
Deferred income taxes	16,679	13,921
Prepaid expenses and other current assets	36,123	21,733
Total current assets	472,549	527,059

Property and equipment	81,412	59,480
Less accumulated depreciation and amortization	52,914	38,073
Property and equipment, net	28,498	21,407

Goodwill, net	427,693	353,340
Trademarks & other assets, net	38,076	45,768
Investment in video game joint venture	53,184	36,090
Total assets	$1,020,000	$983,664

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$121,268	$122,372
Reserve for sales returns and allowances	21,679	26,036
Income taxes payable	-	21,997
Total current liabilities	142,947	170,405

Long term debt	98,000	98,000
Other liabilities	2,112	6,432
Income taxes payable	-	11,294
Deferred income taxes	29,988	6,536
	130,100	122,262
Total liabilities	273,047	292,667

Stockholders' equity:
Common stock, $.001 par value	28	28
Additional paid-in capital	292,809	312,127
Retained earnings	458,345	382,288
Accumulated other comprehensive income (loss)	(4,229)	(3,446)
	746,953	690,997
Total liabilities and stockholders' equity	$1,020,000	$983,664

JAKKS Pacific, Inc. and Subsidiaries
Fourth Quarter Earnings Announcement, 2008
Condensed Statements of Income (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2008	2007	2008	2007
	(In thousands, expect per share data)

Net sales	$269,347	$285,085	$903,397	$857,085
Less cost of sales
Cost of goods	147,055	139,875	477,748	436,407
Royalty expense	25,088	33,606	89,395	88,244
Amortization of tools and molds	4,555	2,807	15,041	8,784
Cost of sales	176,698	176,288	582,184	533,435
Gross profit	92,649	108,797	321,213	323,650
Direct selling expenses	37,441	30,365	83,275	71,321
Selling, general and administrative expenses	43,531	42,438	146,781	129,459
Depreciation and amortization	2,853	3,865	11,245	15,872
Write-down of intangible assets	-	-	9,076	-
Income from operations	8,824	32,129	70,836	106,998
Other income (expense):
Profit from video game joint venture	12,622	18,063	17,092	21,180
Interest income	594	1,699	3,396	6,820
Interest expense, net of benefit	(1,238)	(1,602)	(2,425)	(5,457)
Other expense	-	-	-	-
Income before provision for income taxes	20,802	50,289	88,899	129,541
Provision for income taxes	3,923	16,888	12,842	40,550
Net income	$16,879	$33,401	$76,057	$88,991
Earnings per share - diluted	$0.55	$1.03	$2.42	$2.77
Shares used in earnings per share - diluted	32,312	33,251	32,637	33,149

CONTACT:
JAKKS Pacific, Inc.
Genna Rosenberg, 310-455-6235
or
Joel Bennett, 310-455-6210